Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of December 14, 2015, by and among (1) Wolverine Asset Management, LLC, an Illinois limited liability company (“WAM”), Wolverine Holdings, L.P., an Illinois limited partnership (“WH”), Wolverine Trading Partners, Inc., an Illinois Corporation (“WTP”), Christopher L. Gust, and Robert R. Bellick, (WAM, WH, WTP and Messrs. Gust and Bellick, collectively, “Wolverine”), and (2) Steve Joung, Eric W. Muehlhauser, Olof S. Nelson, Norman J. Rice, III, Donald J. Tringali, and John D. Ziegelman (Messrs. Joung, Muehlhauser, Nelson, Rice, Tringali, and Ziegelman, collectively the “Nominees” and, such Nominees together with Wolverine, the “Parties” or, the “Group” and each, a “Party”).

WHEREAS, certain of the Parties are stockholders, direct or beneficial, of JAVELIN Mortgage Investment Corp., a Maryland corporation (the “Company”); and

WHEREAS, the Parties wish to form a group for the purpose of (i) seeking the election of the Nominees to the Board of Directors of the Company (the “Board”) at the 2016 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “2016 Annual Meeting”), and (ii) taking all other action that the Group deems necessary to achieve the foregoing.

NOW, IT IS AGREED, this fourteenth day of December 2015 by the Parties hereto:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company.  Each member of the Group shall be responsible for the accuracy and completeness of his or its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning any other member, unless such member has actual knowledge that such information is inaccurate. Wolverine or its representative shall use its commercially reasonable efforts to provide each member of the Group with copies of all Schedule 13D filings and other public filings to be filed on behalf of such member at least six (6) hours prior to the filing or submission thereof.

2.           While this Agreement is in force, (i) no Nominee shall engage in any transaction in securities of the Company without the prior consent of Wolverine and (ii) each Nominee shall provide written notice to either Wolverine or Olshan Frome Wolosky LLP (“Olshan”) of any of his or its purchases or sales of securities of the Company or any securities of the Company over which he or it acquires or disposes of beneficial ownership, in each case no later than six (6) hours after each such transaction. For purposes of this Agreement, the term “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act.

3.           Each of the undersigned agrees to form the Group for the purposes of (i) seeking the election of the Nominees to the Board at the 2016 Annual Meeting, and (ii) taking all other action that the Group deems necessary to achieve the foregoing.

4.           Wolverine agree to directly pay all expenses incurred in connection with the Group’s activities set forth in Section 3 on the date hereof.  Any expenses expected to be incurred by any Nominee in connection with the Group’s activities that such Nominee intends to submit for reimbursement by Wolverine shall first be pre-approved by Wolverine.

5.           The Parties agree that Wolverine shall be the primary decision maker with respect to the content and timing of public or private communications and negotiating positions taken on behalf of the Group.  Any SEC filing, press release, communication to the Company or communication to the media proposed to be made or issued by the Group or any member thereof in connection with the Group’s activities set forth in Section 3 shall be first approved by Wolverine.  Any Nominee that intends to engage in any communications with other stockholders or the Company on behalf of the Group shall first provide Wolverine with reasonable notice of such communication and a reasonable opportunity to review and comment to the extent it is a written communication.  Each Nominee shall have a reasonable opportunity to review and comment upon any such SEC filing, press release or written communication with respect to the Group’s activities.  The Parties hereby agree to work in good faith to resolve any disagreement that may arise between or among any of the members of the Group concerning decisions to be made, actions to be taken or statements to be made in connection with the Group’s activities.

6.           The relationship of the Parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any Party to act as an agent for any other Party, or to create a joint venture or partnership.  Except as specifically provided in this Agreement, nothing herein shall restrict any Party’s right to purchase or sell securities of the Company, as he or it deems appropriate, in his or its sole discretion, provided that all such sales are made in compliance with all applicable securities laws and the provisions of this Agreement.

7.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one (1) counterpart.

8.           In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the Parties hereto consent and submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

9.           Any Party hereto may terminate its obligations under this Agreement on twenty-four (24) hours’ prior written notice to all other Parties, with a copy by fax to Andrew Freedman at Olshan, Fax No. (212) 451-2222.

10.           Each party acknowledges that Olshan shall act as counsel for both the Group and Wolverine relating to their investment in the Company.

11.           The terms and provisions of this Agreement may not be modified, waived or amended without the prior written consent of each Party.

12.           Each Party hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

WOLVERINE ASSET MANAGEMENT, LLC

By:	/s/ Christopher L. Gust
	Name:	Christopher L. Gust
	Title:	Chief Investment Officer

WOLVERINE HOLDINGS, L.P.

By:	/s/ Christopher L. Gust
	Name:	Christopher L. Gust
	Title:	Managing Director

WOLVERINE TRADING PARTNERS, INC.

By:	/s/ Christopher L. Gust
	Name:	Christopher L. Gust
	Title:	Authorized signatory

By:	/s/ Christopher L. Gust
	Name:	Christopher L. Gust

By:	/s/ Robert R. Bellick
	Name:	Robert R. Bellick

By:	/s/ Eric W. Muehlhauser
	Name:	Eric W. Muehlhauser

By:	/s/ John D. Ziegelman
	Name:	John D. Ziegelman

By:	/s/ Steve Joung
	Name:	Steve Joung

By:	/s/ Olof S. Nelson
	Name:	Olof S. Nelson

By:	/s/ Norman J. Rice, III
	Name:	Norman J. Rice, III

By:	/s/ Donald J. Tringali
	Name:	Donald J. Tringali